Exhibit 10.34.1

FIRST AMENDMENT TO THE

2012 GENWORTH FINANCIAL, INC.

OMNIBUS INCENTIVE PLAN

THIS FIRST AMENDMENT (this “Amendment”) to the 2012 Genworth Financial, Inc. Omnibus Incentive Plan (the “Plan”) is made this 12th day of December 2017.

1. The Plan is hereby amended by deleting the first paragraph of Section 12.2(a) in its entirety and replacing it with the following:

“Performance Measures. Performance-Based Compensation (other than Awards of Stock Options or Stock Appreciation Rights) shall be earned, vested and payable (as applicable) based on the achievement of performance goals established by the Committee based on one or more of the following performance measures: (i) net earnings or net income (before or after taxes); (ii) earnings growth or source of earnings; (iii) earnings per share; (iv) net sales (including net sales growth); (v) gross profits or net operating profit; (vi) return measures (including, but not limited to, return on assets, capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on capital and statutory cash measures); (viii) revenue growth; (ix) earnings before or after taxes, interest, depreciation, and/or amortization; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total shareholder return); (xii) expense targets; (xiii) margins (including, but not limited to, gross or operating margins); (xiv) operating efficiency; (xv) customer satisfaction or increase in the number of customers; (xvi) attainment of budget goals; (xvii) attainment of strategic or operational initiatives; (xviii) competitive positioning; (xix) cost reductions; (xx) working capital targets (including, but not limited to, capital ratios, capital or book value metrics); (xxi) company ratings; (xxii) EVA® and other value-added measures.”

Except as expressly amended hereby, the terms of the Plan shall be and remain unchanged and the Plan as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized representative on the day and year first above written.

GENWORTH FINANCIAL, INC.

By:	/s/ Michael S. Laming
Name:	Michael S. Laming
Title:	Executive Vice President—Human Resources